EXHIBIT 99.1

INTL FCStone Inc. Reports Fiscal 2014 Third Quarter Financial Results
Operating Revenues of $118.2 million
Results led by Global Payments and Securities

New York, NY – August 6, 2014 – INTL FCStone Inc. (the ‘Company’; NASDAQ: INTL), a diversified global financial services organization delivering financial products, advisory and execution services, today announced its financial results for the fiscal year 2014 third quarter ended June 30, 2014.
Sean M. O’Connor, CEO of INTL FCStone Inc., stated “Despite generally improving conditions over the last year or so, we did experience slightly more difficult markets and lower volatility during the current quarter. Customer activity was lower in the structured OTC and physical commodities markets and a lack of volatility drove a sharp decline in our Clearing and Execution Service segment. The exceptions to these declines were continued strong activity in LME metals, a recovery in our Securities segment and continued growth in Global Payments.”
“While year-to-date net income decreased versus the prior year, the results are not directly comparable, due to the nonrecurring after-tax gain of $5.8 million realized last year on the sale of our LME and Kansas City Board of Trade shares. Excluding these items, net income from continuing operations increased by 24%. On a year-to-date basis we recorded strong revenue growth in our Global Payments (31%) and Securities (20%) segments, offset by a sharp reduction in Physical Commodities segment revenues and a relatively small decline in Clearing and Execution Services.”
“We continue to believe that the overall environment for our business is generally improving and believe we are well placed to benefit from industry consolidation as smaller players are squeezed out of the market and larger players re-focus and deal with regulatory constraints. We have the ability to scale our infrastructure so that increases in our revenues are expected to have a leveraged impact on our net earnings.”
Historically, certain financial metrics disclosed in our press releases were on a non-GAAP basis, reflecting marked-to-market differences in the Company’s Physical Commodities segment. Following the discontinuance of our physical base metals business, we believe the effects of these mark-to-market differences on our results are no longer material, and will no longer be disclosing these non-GAAP financial results.

INTL FCStone Inc. Summary Financials
Consolidated financial statements for the Company will be included in the Company’s quarterly report on Form 10-Q to be filed with the SEC. The Form 10-Q will also be made available on the Company’s website at www.intlfcstone.com.

	Three Months Ended June 30,			Nine Months Ended June 30,
(Unaudited) (in millions, except share and per share amounts)	2014	2013	% Change	2014	2013	% Change
Operating revenues	$118.2	$123.0	(4)%	$360.3	$356.3	1%
Transaction-based clearing expenses	28.1	28.9	(3)%	81.0	82.1	(1)%
Introducing broker commissions	11.6	11.0	5%	36.0	29.0	24%
Interest expense	2.5	1.8	39%	8.0	5.5	45%
Net operating revenues	76.0	81.3	(7)%	235.3	239.7	(2)%
Compensation and other expenses:
Compensation and benefits	49.2	51.6	(5)%	148.2	148.6	—%
Communication and data services	6.6	5.9	12%	19.0	16.9	12%
Occupancy and equipment rental	2.9	2.9	—%	9.1	9.0	1%
Professional fees	3.5	2.9	21%	11.9	9.7	23%
Travel and business development	2.6	2.6	—%	7.4	7.6	(3)%
Depreciation and amortization	1.9	2.0	(5)%	5.5	6.1	(10)%
Bad debts and impairments	0.1	0.1	—%	0.8	0.2	300%
Other	5.2	6.2	(16)%	15.2	18.8	(19)%
Total compensation and other expenses	72.0	74.2	(3)%	217.1	216.9	—%
Income from continuing operations, before tax	4.0	7.1	(44)%	18.2	22.8	(20)%
Income tax expense	0.3	2.0	(85)%	4.4	5.9	(25)%
Net income from continuing operations	3.7	5.1	(27)%	13.8	16.9	(18)%
(Loss) income from discontinued operations, net of tax	(0.2)	(1.8)	(89)%	(0.3)	1.2	(a)
Net income	$3.5	$3.3	6%	$13.5	$18.1	(25)%
Basic earnings per share:
Net income from continuing operations	$0.20	$0.26	(23)%	$0.73	$0.88	(17)%
(Loss) income from discontinued operations	(0.01)	(0.08)	(88)%	(0.02)	0.08	(a)
Net income per common share	$0.19	$0.18	6%	$0.71	$0.96	(26)%
Diluted earnings per share:
Net income from continuing operations	$0.19	$0.25	(24)%	$0.71	$0.86	(17)%
(Loss) income from discontinued operations	(0.01)	(0.08)	(88)%	(0.02)	0.07	(a)
Net income per common share	$0.18	$0.17	6%	$0.69	$0.93	(26)%

Basic weighted-average number of common shares outstanding	18,443,256	18,480,644	—%	18,560,080	18,377,965	1%
Diluted weighted-average number of common shares outstanding	18,933,826	18,864,040	—%	19,170,138	18,862,872	2%

	Three Months Ended June 30,			Nine Months Ended June 30,
(In millions)	2014	2013	% Change	2014	2013	% Change
Segment operating revenues represented by:
Commercial Hedging	$54.9	$54.0	2%	$164.3	$155.2	6%
Global Payments	13.6	11.2	21%	40.0	30.6	31%
Securities	20.0	16.0	25%	58.6	48.7	20%
Physical Commodities	3.6	8.4	(57)%	13.9	22.2	(37)%
Clearing and Execution Services	27.1	34.1	(21)%	85.5	92.1	(7)%
Corporate unallocated (b)	(1.0)	(0.7)	43%	(2.0)	7.5	(a)
Operating revenues (b)	$118.2	$123.0	(4)%	$360.3	$356.3	1%

(a)	Comparison not meaningful.

(b)
For the nine months ended June 30, 2013, operating revenues include realized gains of $9.2 million, on the Company's sale of shares in The London Metals Exchange and Kansas City Board of Trade reflected in the Corporate unallocated segment.

The selected data table below reflects key operating metrics used by management in evaluating our product lines, for the periods indicated:

	Three Months Ended June 30,			Nine Months Ended June 30,
	2014	% Change	2013	2014	% Change	2013
Volumes and Other Data:
Exchange-traded volume (contracts, 000’s)	22,197.6	(18)%	26,968.5	71,040.7	(8)%	76,834.2
OTC volume (contracts, 000’s)	356.6	3%	347.7	988.5	6%	929.2
Global payments (# of payments, 000’s)	47.7	26%	37.8	133.5	29%	103.1
Gold equivalent ounces traded (000’s)	17,239.3	(30)%	24,650.5	56,836.9	(20)%	70,711.1
Equity market-making (gross dollar volume, millions)	$17,254.2	(5)%	$18,243.3	$52,904.8	27%	$41,550.4
Foreign exchange prime brokerage volume (U.S. notional, millions)	$65,306.9	(16)%	$78,018.1	$249,205.0	13%	$220,610.2
Average assets under management (U.S. dollar, millions)	$484.2	12%	$431.4	$512.2	12%	$458.6
Average customer segregated equity (millions)	$1,799.1	8%	$1,664.2	$1,733.2	5%	$1,652.6

The following table below provides a summary of asset, liability, and stockholders' equity information, for the periods indicated:

(in millions)	June 30, 2014	September 30, 2013
Summary asset information:
Cash and cash equivalents	$97.7	$156.1
Cash, securities and other assets segregated under federal and other regulations	$420.8	$449.4
Deposits and receivables from:
Exchange-clearing organizations	$1,863.7	$1,576.6
Broker-dealers, clearing organizations and counterparties	$147.7	$168.3
Receivables and notes receivable from customers, net	$189.2	$130.7
Financial instruments owned, at fair value	$258.7	$158.5
Physical commodities inventory	$52.0	$59.0
Goodwill and intangible assets, net	$58.5	$59.1
Other	$95.8	$90.3

Summary liability and stockholders' equity information:
Payables to customers	$2,332.0	$2,091.8
Payables to lenders under loans and senior unsecured notes	$124.5	$106.5
Accounts payable and other accrued liabilities	$105.3	$114.0
Financial instruments sold, not yet purchased, at fair value	$272.5	$179.9
Other	$9.9	$20.4
Stockholders' equity	$339.9	$335.4
Discontinued Operations and Operating Segment Reorganization
In the second quarter of fiscal 2013, we elected to commence an exit of our physical base metals business. We completed the exit of the physical base metals business during the second quarter of fiscal 2014. We have reclassified the physical base metals activities in the financial statements as discontinued operations for all periods presented.
Following the discontinuation of our physical base metals business and commencing during the fiscal second quarter, we reorganized our operating segments into reportable segments to better align with how we manage our businesses and provide services to customers. Our operating segments were reorganized into reportable segments as follows:

•
Commercial Hedging which includes Financial Agricultural (Ag’s) & Energy (formerly discussed as the soft commodities product line) and LME metals, previously components of Commodity and Risk Management Services.

•	Global Payments, which was previously a component, along with FX Prime Brokerage, of the Foreign Exchange segment has been broken out as the single component of a segment named Global Payments.

•	Securities now includes Asset Management, previously a component of Other, as an additional component along with Equity market-making, Debt Trading and Investment Banking.

•
Physical Commodities includes physical precious metals, previously a component of Commodity and Risk Management Services along with Physical Ag’s & Energy (formerly discussed as the commodity financing and facilitation business), previously a component of Other. In addition, physical base metals, previously a component of Commodity and Risk Management Services, is now reported as discontinued operations, and is not part of the Physical Commodities segment information.

•	Clearing and Execution Services now includes the FX Prime Brokerage component as an additional component.
Further information regarding the new reportable segment structure can be found in our quarterly report on Form 10-Q to be filed with the SEC.
Segment Results

Commercial Hedging
In our Commercial Hedging segment we provide risk management consulting services in which we assist our customers in the execution of their hedging strategies through a wide range of products from listed exchange-traded futures and options, to basic OTC instruments that offer greater flexibility and structured OTC products designed for customized solutions. These services span virtually all traded commodity markets, with the largest concentrations in agricultural and energy commodities (consisting primarily of grains, energy and renewable fuels, coffee, sugar, cotton, and food service) and base metals products listed on the LME.
Operating revenues increased 2% to $54.9 million in the third quarter compared to $54.0 million in the prior year. Exchange-traded revenues increased 13%, to $26.9 million in the third quarter, driven primarily by strong growth in LME metals revenues. Agricultural commodity exchange-traded revenues benefited from improved market conditions and customer activity in the domestic grain markets, while LME metals benefited from increased customer activity and expansion activities in the Far East. Overall exchange-traded contract volume increased 12% and the average rate per contract increased to $5.75 from $5.72.
Over-the-counter (“OTC”) revenues decreased 10%, to $22.8 million in the third quarter, with strong growth in energy and renewable fuels revenues more than offset by declines in agricultural and foreign exchange hedging. Energy and renewable fuels OTC revenues benefited from increased customer volumes driven by favorable margins in the ethanol markets as well as increased market volatility.
Consulting and management fees increased slightly compared to the prior year as a result of an increase in the number of customers utilizing our advisory services and interest income, which remains constrained by low short-term interest rate, increased 10%, to 1.1 million compared to the prior year, driven by a 17% increase in average customer equity as a result of increased customer exchange traded activity.
Segment income increased to $16.6 million in the third quarter compared to $16.1 million in the prior year. Variable expenses expressed as a percentage of operating revenues decreased to 41% compared to 42%.
Global Payments
Our Global Payments segment provides global payment solutions to banks and commercial businesses as well as charities and non-governmental organizations (“NGOs”) and government organizations.
Operating revenues increased 21% to $13.6 million in the third quarter compared to $11.2 million in the prior year. This operating revenue growth was driven by a 26% increase in the volume of payments made as we continued to benefit from an increase in financial institutions and other customers utilizing our electronic transaction order system. This increase in volume was partially tempered by a modest narrowing of spreads realized on the transactions.
Segment income increased 30% to $7.0 million in the third quarter compared to $5.4 million in the prior year. This increase was primarily driven by the increase in operating revenues during the third quarter as non-variable expenses remained relatively flat with the prior year period. Variable expenses expressed as a percentage of operating revenues increased to 32% compared to 30%, primarily as a result of an increase in introducing broker commission expense.
Securities
In our Securities segment we provide value-added solutions that facilitate cross border trading in the equity markets as well as provide a full range of corporate finance advisory services to our middle market clients, including capital market solutions and a wide range of advisory services across a broad spectrum of industries. In addition, we also originate structure and place a wide array of debt instruments in the international and domestic capital markets as well as operate an asset management business in Argentina.
Operating revenues increased 25% to $20.0 million in the third quarter compared to $16.0 million in the prior year. Operating revenues in our Securities segment are driven by activities in four product lines, equity market-making, debt trading, investment banking and asset management. Operating revenues in the equity market-making product line increased 15% in the third quarter compared to the prior year as a 5% decrease in gross dollar volume was more than offset by an increase in the revenue per $100 traded. Equity market-making operating revenues include the trading profits we earn before the related expense deduction for ADR conversion fees. These ADR fees are included in the consolidated income statements as ‘transaction-based clearing expenses’.
Operating revenues in the debt trading product line increased 129% in the third quarter compared to the prior year, as a result of improved performance in our Argentina operations in the third quarter compared to relatively weak performance in that region in the prior year. The operating revenues in the investment banking product line were flat with the prior year, while asset management product line operating revenues increased 23% in the third quarter compared to the prior year driven by an increase in assets under management. Average assets under management were $484.2 million in the third quarter compared to $431.4 million in the prior year.
Segment income increased 53% to $4.9 million in the third quarter compared to $3.2 million in the prior year. Variable expenses expressed as a percentage of operating revenues increased to 49% in the third quarter compared to 46% in the prior year driven by an increase in introducing broker commissions and interest expense.

Physical Commodities
In our Physical Commodities segment we provide a full range of trading and hedging capabilities to select producers, consumers and investors in precious metals, provide financing to commercial commodity-related companies against physical inventories, including grain, lumber, meats, energy products and renewable fuels and act as a principal to facilitate inputs to the renewable fuels and feed ingredient industries.
Operating revenues decreased 57% to $3.6 million for the third quarter compared to $8.4 million in the prior year. Precious metals operating revenues decreased 76% to $1.1 million in the third quarter compared to $4.6 million in the prior year. Operating revenues decreased from the prior year period as a result of a 30% decline in the number of ounces traded as well as a decline in the average revenue per ounce traded.
Operating revenues in our physical agricultural and energy commodity business decreased 34% to $2.5 million in the third quarter compared to the prior year. The decrease in operating revenues is primarily due a decline in customer volumes as a result of market conditions.
Segment income decreased 97% to $0.1 million in the third quarter compared to $3.5 million in the prior year, primarily as a result of the decline in operating revenues.
Clearing and Executions Services
Our Clearing and Execution Services (CES) segment provides competitive and efficient clearing and execution of exchange-traded futures and options for the institutional and professional trader market segments and provides prime brokerage foreign exchange services to financial institutions and professional traders. Operating revenues decreased 21% to $27.1 million in the third quarter compared to $34.1 million in the prior year.
Commission and clearing fee revenues decreased to $23.4 million in the third quarter compared to $27.0 million in the prior year as a result of a 23% decrease in exchange-traded volumes, while our average rate per contract improved over the prior year period. Interest income increased 33% to $0.4 million in the third quarter as a result of a slightly higher yield on our short term interest rates, despite a 1% decrease in average customer segregated equity to $814.7 million.
Operating revenues in our customer prime brokerage product line, reflected on the “trading gains, net” line decreased 54% to $2.9 million in the third quarter compared to $6.3 million in the prior year, as a result of a 16% decrease in foreign exchange volumes driven by low market volatility, as well as lower performance on the arbitrage desk. Our foreign exchange arbitrage desk arbitrages the cash versus the exchange-traded markets.
Segment income decreased to $0.9 million in the third quarter compared to $3.3 million in the prior year, primarily as a result of the decrease in operating revenues. Variable expenses as a percentage of operating revenues were 79% in the third quarter compared to 77% in the prior year, primarily as a result of an increase in transaction-based clearing expenses as a percentage of operating revenues.

Conference Call & Web Cast
A conference call will be held tomorrow, Thursday, August 7, 2014 at 9:00 a.m. ET. A live webcast of the conference call as well as additional information to review during the call will be made available in PDF form on-line on the Company’s corporate web site at http://www.intlfcstone.com. Participants can also access the call by dialing 1-866-516-1003 (within the United States), or 1-973-200-3083 (international callers) approximately ten minutes prior to the start time.
A replay of the call will be available at http://www.intlfcstone.com approximately two hours after the call has ended and will be available through August 14, 2014. To access the replay, dial 1-855-859-2056 (within the United States), or 1-404-537-3406 (international callers) and enter the replay passcode 8257 0005.
About INTL FCStone Inc.
INTL FCStone Inc., including its subsidiaries, is a leader in providing specialized financial services in commodities, securities, global payments, foreign exchange and other markets to our clients. Our revenues are derived primarily from financial products and advisory services that fulfill our clients' real needs and provide bottom-line benefits to their businesses. We create added value for our clients by providing access to global financial markets using our industry and financial expertise, deep partner and network relationships, insight and guidance, and integrity and transparency. Our client-first approach engenders trust and long-term clients, and has enabled us to establish leadership positions in a number of complex fields in financial markets around the world.
Further information on INTL is available at www.intlfcstone.com.

Forward Looking Statements
This press release includes forward-looking statements including statements regarding the combined company. All statements other than statements of current or historical fact contained in this press release are forward-looking statements. The words “believe,” “expect,” “anticipate,” “should,” “plan,” “will,” “may,” “could,” “intend,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms and similar expressions, as they relate to INTL FCStone Inc., are intended to identify forward-looking statements.
These forward-looking statements are largely based on current expectations and projections about future events and financial trends that may affect the financial condition, results of operations, business strategy and financial needs of the company. They can be affected by inaccurate assumptions, including the risks, uncertainties and assumptions described in the filings made by INTL FCStone Inc. with the Securities and Exchange Commission. In light of these risks, uncertainties and assumptions, the forward-looking statements in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this press release.
These forward-looking statements speak only as of the date of this press release. INTL FCStone Inc. undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements.
INTL FCStone Inc.
Investor inquiries:
Bill Dunaway, CFO
1-866-522-7188
bill.dunaway@intlfcstone.com